Registration No. 333-__________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 ---------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                                 ---------------

                            nSTOR TECHNOLOGIES, INC.
             (Exact Name of Registrant as Specified in its Charter)

           Delaware                                     95-2094565
    (State of Incorporation)           (I.R.S. Employer Identification Number)

        100 Century Boulevard, West Palm Beach, FL 33417 - (561) 640-3103
                  (Address and Telephone Number of Registrant's
                          Principal Executive Offices)

                                   Jack Jaiven
        100 Century Boulevard, West Palm Beach, FL 33417 - (561) 640-3103
            (Name, Address and Telephone Number of Agent for Service)

                          Copies of communications to:

                               Donn A. Beloff, Esq
                       Akerman, Senterfitt & Eidson, P.A.
                    350 East Las Olas Boulevard - 16th Floor
                          Ft. Lauderdale, Florida 33301
                                 (954) 463-2700

      Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. __

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. X

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. __ ____________________

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. __ ____________________

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. __

                         CALCULATION OF REGISTRATION FEE


                                     Proposed    Proposed
                                     Maximum     Maximum
                                     Offering    Aggregate           Amount of
Title of Securities  Amount to be    Price       Offering          Registration
 to be Registered    Registered (1)  Per Unit    Price                 Fee
-------------------  --------------  ----------  -------------     ------------
Common stock, par      1,878,462     $2.9375(3)  $5,517,982.13       $1,456.75
value $.05 per
share (2)

(1) In the event of a stock split, stock dividend, or similar transaction involving the common stock of the Company, the number of shares registered hereby shall be automatically increased pursuant to Rule 416 to cover the additional shares of common stock.

(2)      Represents shares issued in a private transaction.

(3) Estimated solely for the purpose of calculating the registration fee under Rule 457 based upon the average of the high and low prices reported on the consolidated reporting system for the American Stock Exchange on January 13, 2000 of $2.9375.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

                              SUBJECT TO COMPLETION

                             Dated January 19, 2000

                                   PROSPECTUS
                                1,878,462 SHARES
                            nSTOR TECHNOLOGIES, INC.
                                  COMMON STOCK
                         ------------------------------

         This Prospectus relates to an aggregate of up to 1,878,462 shares of common stock of nStor Technologies, Inc. being offered for sale from time to time by the selling stockholders named in this Prospectus.

         We are paying all expenses of registration incurred in connection with this offering, but all brokerage commissions, discounts and other expenses incurred by individual selling stockholders will be borne by the individual selling stockholders. We will not be entitled to any of the proceeds from sales by selling stockholders.

         Our common stock is quoted on the American Stock Exchange under the symbol "NSO". On January 14, 2000, the last reported sales price of the common stock on the American Stock Exchange was $3.3125 per share.

This investment involves a high degree of risk. See "Risk Factors" beginning on Page 4.

         We may amend or supplement this Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make your investment decision.

         Our principal executive offices are located at 100 Century Boulevard, West Palm Beach, Florida 33417. Our telephone number is (561) 640-3103.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete.
Any representation to the contrary is a criminal offense.
               ---------------------------------------------------

               The date of this Prospectus is _____________, 2000

                                Table of Contents

                                                                           Page


WHERE YOU CAN FIND MORE INFORMATION..........................................1

THE COMPANY..................................................................3

THE OFFERING.................................................................4

RISK FACTORS.................................................................5

RECENT DEVELOPMENTS.........................................................12

SELLING STOCKHOLDERS........................................................14

USE OF PROCEEDS.............................................................15

PLAN OF DISTRIBUTION........................................................15

LEGAL MATTERS...............................................................15

EXPERTS  ...................................................................15

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act").

1. The Company's Annual Report filed on Form 10-K for the fiscal year ended December 31, 1998, as amended by a Form 10-K/A filed on April 28, 1999.

2. The Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, June 30, and September 30, 1999.

3. The Company's Current Reports on Form 8-K filed on June 23, 1999 (as amended by Form 8-K/A filed on July 2, 1999), November 5, 1999 and January 14, 2000

4. The description of the common stock contained in the Company's Registration Statement filed on Form 8-A, as filed with the SEC on April 16, 1997, pursuant to Section 12(b) of the Exchange Act.

         You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                  Jack Jaiven
                  nStor Technologies, Inc.
                  100 Century Boulevard
                  West Palm Beach, Florida 33417
                  (561) 640-3103

         You should rely only on information incorporated by reference or provided in this Prospectus and any prospectus supplement. We have not authorized anyone else to provide you with different information.

         From time to time, information we provide or statements made by our directors, officers or employees may constitute "forward-looking" statements under the Private Securities Litigation Reform Act of 1995 and are subject to numerous risks and uncertainties. Any statements made in this Prospectus, including any statements incorporated herein by reference, that are not statements of historical fact are forward-looking statements (including, but not limited to, statements concerning the characteristics and growth of our market and customers, our objectives and plans for future operations and products and our liquidity and capital resources). Such forward-looking statements and other forward-looking statements are based on a number of assumptions and involve a number of risks and uncertainties, and, accordingly, actual results could differ materially. Factors that may cause such differences include, but are not limited to:

    - our ability to retain our existing customer base;
    - the continued and future  acceptance  of  our  products;
    - the  rate  of  growth  in the industries to which we market our products;
    - the presence of competitors with greater technical, marketing and financial resources;
    - our ability to promptly and effectively respond to technological change to meet evolving customer needs;
    - capacity and supply  constraints or difficulties;  and
    - our ability to successfully expand our operations.

For a further  discussion of these and other significant  factors to consider in
connection  with  forward-looking   statements,   see  the  discussion  in  this
Prospectus under the heading "RISK FACTORS."

                                   THE COMPANY

         nStor Technologies, Inc. and our subsidiaries manufacture and supply high-availability, high-performance information storage and Storage Area Networking (SAN) solutions, including external RAID (Redundant Array of Independent Disks) solutions (which we refer to as our "RAID Business"), desktop storage enclosures and advanced storage management software solutions. We design, manufacture and sell high-performance, fault-tolerant data storage solutions that serve the UNIX, Windows NT and Linux platforms. (UNIX, Windows NT and Linux are computer operating systems.) The Company was incorporated as a Delaware corporation in 1959.

     In October 1992, we exchanged substantially all of the operating assets of our previous business for securities issued by IMNET Systems, Inc. In 1996, we sold those securities and in June 1996, through our wholly owned subsidiary, nStor Corporation, Inc., acquired the RAID Business from Seagate Technologies, Inc. In December 1996, nStor Corporation, Inc. acquired substantially all of the assets and assumed certain liabilities of Parity Systems, Inc. The assets acquired from Parity Systems were used in the design, manufacture and sale of computer storage subsystems, memory devices and peripheral equipment, and the integration of storage management solutions, digital media management, and client/server systems for UNIX and Windows NT server environments. On April 23, 1998, nStor Corporation, Inc. acquired all of the outstanding common stock of Borg Adaptive Technologies, Inc. Borg Adaptive Technologies is the developer of Adaptive RAID, a patented RAID technology. On January 10, 2000, we sold substantially all of the assets of Borg Adaptive Technologies, including the patented Adaptive RAID technology, to QLogic Acquisition Corporation, a wholly-owned subsidiary of QLogic Corporation, for $7.5 million cash. As part of the sale, we retained a perpetual license in and to the Adaptive RAID technology. We expect to report an approximately $6.5 million gain from this transaction during the first quarter of 2000. We do not anticipate that future revenues will be materially affected as a result of this transaction.

         On June 8, 1999, we acquired 76% of the outstanding common stock of Andataco, Inc., a Massachusetts corporation, for $5.1 million in 9.5% subordinated promissory notes due in 2004. On November 2, 1999, we acquired the remaining outstanding shares of Andataco by merging Andataco with a wholly-owned subsidiary which we organized for that purpose. In the merger, we issued approximately 924,000 shares of our common stock, with an aggregate value of $1,848,000, to the Andataco stockholders in exchange for the remaining shares of Andataco common stock. Andataco designed, developed, manufactured, marketed and supported high performance, high availability information storage solutions for the open system market in the Windows NT and UNIX environments, including Sun Microsystems, Hewlett-Packard, Silicon Graphics and NT-based computing systems.

On November 30, 1999, we entered into a definitive agreement with OneofUs Company Limited to acquire substantially all of the assets of OneofUs. The aggregate purchase price amounted to $2,850,000 consisting of $250,000 cash and $2,600,000 worth of our common stock to be issued to the principals of OneofUs pursuant to the terms of their employment agreements, based on the market price of our stock at the time the transaction is closed. OneofUs is a Taiwan-based, privately-held designer of high performance Fibre Channel RAID controllers and storage solutions for open systems and the Storage Area Network market. The transaction is subject to our completion of a satisfactory due diligence review of OneofUs' assets and business.

         On December 16, 1999, we agreed to issue 1,878,462 shares of our common stock to the selling stockholders in consideration for the cancellation of certain subordinated promissory notes in the aggregate principal amount of $5,550,000 issued by us to the selling stockholders which mature on September 5, 2001. The number of shares issued was based on the principal amount of the promissory notes and the closing price of the stock on the American Stock Exchange on December 16, 1999. In addition, we have agreed to pay the selling stockholders the difference between the principal amount of their promissory notes and the sum of (i) the proceeds from any sales of the stock within twenty
(20) days from the date of the effectiveness of this registration statement or some later date agreed to by the parties and (ii) the value of any stock which is not sold during that 20-day period based on the closing price of the stock on the American Stock Exchange on the last day of the 20-day period. The terms of the exchange are set forth in a Subscription Agreement between us and the selling stockholders a form of which is attached as Exhibit A.

         On January 1, 2000, we had 190 full-time employees. Our operations are primarily conducted in Lake Mary, Florida (in the Orlando area) and San Diego, California, and our executive offices are located at 100 Century Boulevard, West Palm Beach, Florida 33417. Our telephone number is (561) 640-3103.

                                  THE OFFERING


Common stock outstanding
as of January 5, 2000                                       26,717,824 shares

Shares offered by selling
stockholders:                                               1,878,462 shares

Risk Factors                          The shares involve a high degree of risk.
                                      Investors should carefully consider the
                                      information set forthunder "RISK FACTORS."

Use of  Proceeds                      We will not receive any proceeds from the
                                      sale of the shares by the selling
                                      stockholders.

Amex trading symbol                    NSO
-------------------

                                  RISK FACTORS

         In addition to the other information in this Prospectus or incorporated herein by reference, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing the shares offered in this Prospectus.

We have experienced recent losses and may require additional financing to satisfy our working capital needs

         We have experienced net losses for the fiscal years ended December 31, 1997 ($7,886,000), December 31, 1998 ($10,407,000) and for the nine months ended
September 30, 1999 ($8,462,000), respectively. We also expect to have a net loss for the fourth quarter ending December 31, 1999. At September 30, 1999, we had an accumulated deficit of $47,684,000 and we expect to have an accumulated deficit as of December 31, 1999. There can be no assurance that we will be able to achieve or maintain profitability on a quarterly or annual basis or that we will be able to achieve revenue growth.

         In late 1997, we determined that amounts available under our bank line of credit would not be sufficient to satisfy our cash requirements and that, as a result, additional debt and/or equity financing would be necessary. During the period beginning in late 1997 and ending on December 31, 1999, we were able to obtain approximately $24.8 million from private investors through the sale of convertible preferred stock, the issuance of subordinated and other loans, the exercise of warrants and options to purchase shares of common stock and the private sale of stock. On January 10, 2000, we sold substantially all of the assets of Borg Adaptive Technologies, a wholly-owned subsidiary of nStor Corporation, for $7.5 million cash. Although we believe that, as a result of the receipt of these funds, amounts available from our line of credit will be sufficient to satisfy our presently contemplated working capital needs for the foreseeable future, we may require additional capital beyond our currently forecasted needs. In addition, any additional required capital may not be available on terms acceptable to us, if at all, at such time or times as we might require.

We have, from time to time, been unable to comply with the financial covenants of our bank lines of credit

         From time to time, we have been unable to comply with certain of the financial covenants of our bank lines of credit and have requested that our lenders forbear from exercising the remedies available to them under such circumstances. In each such case, our banks agreed with our request. In the event that such events occur in the future and we are unsuccessful in our negotiations with our lenders, we would be required to seek other sources of capital to satisfy our obligations under our lines of credit.

We have a limited history of operating and integrating our acquired businesses

         We have acquired all of our operating assets within the last three and one half years. The success of our recent business combinations will depend in large part on our ability to consolidate our operations, integrate departments, systems and procedures and obtain business efficiencies, economies of scale and related cost savings. The significant management challenges presented by such consolidation and integration may prevent the desired cost savings. We may not be able to successfully consolidate our business operations or achieve returns that would justify our investment in our acquired businesses. This consolidation process will require substantial time and attention on the part of our management. We may not be able to successfully integrate the operations of these companies. If we are unable to integrate or successfully manage the companies we have acquired, our business, financial condition and results of operations could be materially and adversely affected.

We have experienced fluctuations in operating results

         We have recently experienced significant period-to-period fluctuations in our operating results. These fluctuations are due to product design, development, manufacturing and marketing expenditures. If significant variations were to occur between forecasts and actual orders with respect to our products, we may not be able to reduce our expenses proportionately and operating results could be adversely affected. Our revenues in any quarter are dependent on the timing of product shipments as well as the status of competing product introductions. Like many other high technology companies, a disproportionately large percentage of quarterly sales often occur in the closing weeks of each quarter. Any forward-looking statements about operating results made by members of our management will be based on assumptions about the likelihood of closing anticipated sales and other factors management considers reasonable based in part on knowledge of performance in prior periods. The failure to consummate any of those sales may have a disproportionately negative impact on our operating results, given our relatively high fixed costs, and may thus prevent management's projections from being realized.

We may be unable to attract and retain qualified employees

         Our ability to provide high-quality products on a timely basis requires that we employ an adequate number of skilled engineers and technicians. Accordingly, our ability to increase our productivity and profitability will be limited by our ability to attract and retain skilled personnel. We, like many of our competitors, are currently experiencing shortages of qualified personnel. We may not be able to maintain an adequate skilled labor force necessary to operate efficiently and to support our growth strategy and our labor expenses may increase as a result of a shortage in the supply of skilled personnel.

Shares eligible for future sale by our current stockholders may adversely affect our stock price

         If our current stockholders sell substantial amounts of our common stock, including shares issued upon the exercise of outstanding options and warrants or the conversion of outstanding preferred stock, in the public market following this offering, then the market price of our common stock could fall. Restrictions under the securities laws and certain lock-up agreements limit the number of shares of common stock available for sale in the public market. Except as provided below, substantially all of the shares of the common stock
(26,717,824 shares as of January 5, 2000) are freely tradable without restriction or further registration under the Securities Act, unless such shares are held by our "affiliates" as that term is defined in Rule 144 under the Securities Act. Approximately 21,263,782 shares of common stock are held by officers and directors and are deemed restricted securities within the meaning of Rule 144. Restricted securities may be sold in the public market only if they have been registered under the Securities Act or if their sales qualify under Rule 144 or another available exemption from the registration requirements of the Securities Act. All of the Shares offered for sale in this Prospectus will be freely tradable if sold using this Prospectus. See "SELLING STOCKHOLDERS."

Rapid technological and customer preference changes - we may be unable to keep pace with the rapid changes in our industry

         The open systems data storage market in which we operate is characterized by rapid technological change, frequent new product introductions and evolving industry standards. Customer preferences in that market are difficult to predict and changes in those preferences could render our current or future products unmarketable. The introduction of products embodying new technologies by our competitors and the emergence of new industry standards could render existing products as well as new products being introduced obsolete and unmarketable. For example, if customers were to turn away from open systems computing, our revenues would decline dramatically.

         Our success depends upon our ability to address the increasingly sophisticated needs of customers, to enhance existing products and to develop and introduce, on a timely basis, new competitive products (including new software and hardware and enhancements to existing software and hardware) that keep pace with technological developments and emerging industry standards. If we cannot successfully identify, manage, develop, manufacture or market product enhancements or new products, our business will be materially and adversely affected.

Intense Competition - the computer storage market is highly competitive

         The storage system market is intensely competitive. We compete with traditional suppliers of computer systems such as Hewlett-Packard, Sun Microsystems, IBM, SGI, Compaq Corporation, Hitachi, Digital Equipment Corporation, and Dell Computer Corp., which market storage systems as well as other computer products, and which seem to have become more focused on storage recently. For example, Data General was recently acquired by EMC Corporation. EMC is the largest independent seller of data storage systems and software. We also compete against independent storage system suppliers to the high-end market including, but not limited to, Box Hill Systems, Artecon Inc., EMC Corporation, StorageTek, Network Appliance, Inc., LSI Logic Corporation, Ciprico Inc., MTI Technologies, Inc., Procom Technology Inc., the Clariion division of Data General and Storage Computer Corp. In providing tape backup, we compete with value-added suppliers of tape-based storage systems such as Datalink Corporation, MTI Technologies, Inc., Dallas Digital, Cranel, Inc. and others.

         Many of these competitors are significantly larger than us, and have significantly greater financial, technical, marketing, purchasing and other resources than us, and as a result may be able to respond more aggressively to new or emerging technologies and changes in customer requirements, or devote greater resources to the development, promotion and sale of products than us, or to deliver competitive products at a lower end-user price.

         Increased competition is likely to result in price reductions, reduced operating margins and loss of market shares, any of which could have a material adverse effect on our business, operating results or financial condition. In fact, competitive pricing pressures have had, and may continue to have an adverse effect on our revenues and earnings.

         If we are unable to develop and market products to compete with the products of competitors, our business will be materially adversely affected. In addition, if major customers who are also competitors cease purchasing our products so that they can concentrate on sales of their own products, our business could be adversely affected.

We are a party to litigation which could adversely affect the Company

         In June and August 1996, we and two of our directors were served with two separate complaints filed in the Supreme Court of the State of New York, County of Nassau, in which the plaintiffs claim to have had contractual and proprietary interests in the prospect of a transaction to purchase certain net assets acquired by us. The plaintiffs seek compensatory damages, punitive damages, and equitable relief for alleged interference with the plaintiffs' alleged rights and for alleged breach of contract. Our counsel believes that we have good defenses to both claims and that we will not incur any material liability. We are unaware of any facts that would support any of the plaintiffs' claims and, accordingly, we believe that the claims are without merit. An unfavorable outcome in such litigation could have an adverse effect on the Company.

Lack of long term contracts - delays or cancellations of customer orders could materially adversely affect our operating results

         We generally do not enter into long-term purchase commitments with our customers and customers generally have certain rights to extend or to delay the shipment of their orders, as well as the right to return products and cancel orders under some circumstances. The cancellation or rescheduling of orders placed by our customers or the return of products shipped to them, could materially and adversely affect our business.

Product  Defects  -  our  business  will  materially   suffer  if  we  encounter
significant product defects

         Storage system products like those offered by us may contain undetected software errors or failures when first introduced or as new versions are released. We cannot be certain that, despite testing, errors will not be found in new products after commencement of commercial shipments.

         Our standard warranties provide that if a system does not function to published specifications we will repair or replace the defective component without charge. Significant warranty costs could have a material adverse effect on our business.

Availability of competing products - Sales of competing products by distributors and Vars could materially adversely affect our sales

         In the United States, we sell our products both through a direct sales force and through value-added resellers (VARs). Our distributors and VARs may also carry competing product lines, and could reduce or discontinue sales of our products, which could have a material adverse effect on our operating results. In addition, existing end-user customers will not purchase their storage equipment from the manufacturer that provides their network computing systems and, as a result, reduce or eliminate purchases from us.

Lengthy sales cycles - We depend on large orders and upon sales which may have lengthy cycles

         Customer orders can range in value from a few thousand dollars to over a million dollars. The length of time between initial contact with a potential customer and sale of a product, or "sales cycle", also can vary greatly and can be as long as three to twenty-four months. This is particularly true for the sale and installation of complex, turnkey solutions, which often are sold directly to end users. Our revenue is likely to be affected by the timing of larger orders, which makes it difficult for us to predict such revenue. Revenue for a quarter could be reduced if large orders forecasted for a certain quarter are delayed or are not realized. The factors that could delay or defer an order include:

         -  time needed for technical evaluations by customers;
         - customers budget restrictions and changes to budgets during the course of a sales cycle;
         -  customer  internal  review  and  testing procedures; and
         - engineering work needed to integrate a storage solution with a customer's system.

We may not be able to successfully protect our patents and other intellectual property rights, and may be subject to claims of infringement by others

         We currently hold one patent and have four (4) patents pending on our products. In addition, we rely on a combination of trade secrets, copyrights and trademarks and employee and third-party nondisclosure agreements to protect our intellectual property rights. The steps taken to protect our rights may not be adequate to prevent misappropriation of our technology or to preclude competitors from developing products with features similar to our products. Furthermore, in the future, third parties may assert infringement claims against us or with respect to our products for which we have indemnification obligations to certain of our customers. Asserting our rights or defending against third-party claims could involve substantial expense, which we may not be able to afford and which could have a material adverse effect on our operating results. In the event a third party were successful in a claim that one of our products infringed the third party's proprietary rights, we may have to pay substantial damages or royalties, remove that product from the marketplace or expend substantial amounts in order to modify the product so that it no longer infringes such proprietary rights, any of which could have a material adverse effect on our operating results.

Sole source and key suppliers -- The loss of one or more suppliers could adversely affect our ability to obtain key components for products.

         We rely on other companies to supply certain key components of our products. Our products are typically designed to operate with unique components that are available from a single source. For example, certain of our products are dependent upon controllers designed by one of our suppliers. Although we can use other suppliers, the delay in receiving the product from these other suppliers will increase product costs. Other components, while not dependent on one source, may, from time to time, be in short supply or unavailable for a period of time while alternative sources can be identified. Modification to the particular products, requalification of the products with applicable regulatory agencies, and additional testing to assure software and hardware is compatible can result in lost or deferred revenue as well as higher product costs.

     In addition, we often resell subsystems, software and services from others. This leaves us vulnerable to inadequate supply, uneven allocation in times of shortage, delays in order fulfillment, and contract terminations. For example, we have resold Data General's Clariion Disk Storage product line. Data General was recently acquired by EMC, a significant acquisition in this industry. EMC may not continue to use indirect selling channels, or we may not be selected by EMC, assuming EMC chooses to continue the Clariion selling model. The loss of our relationship with Clariion would have a material impact on our revenues and customer base. The percentage of Andataco's revenues attributable to Clariion in fiscal year 1998 and the nine months ended September 30, 1999 was 27.9% and 33.6%, respectively.

Concentrated customer base -- An economic downturn of major customers or geographical area in which we concentrate could materially adversely affect revenues

         We operate predominantly in one business segment, information storage solutions, including external RAID subsystems. A large percentage of our revenue comes from the sale of products to a small number of significant clients within such industries and to customers based in the eastern region of the United States. During 1998, we had sales to two customers, Discreet Logic (a Canadian customer) and Intergraph Corp., which accounted for 27% and 13%, respectively, of net sales for 1998.

         During the second quarter, we entered into an original equipment manufacturer, or OEM, agreement to supply high-performance RAID storage enclosures to Silicon Graphics, Inc. (SGI), a major server manufacturer. We began shipping products under SGI's initial purchase order in May 1999. The initial term of the arrangement was expected to be for three years. Between May and October 1999, sales to SGI totaled approximately $6,000,000, representing 18% of our sales for the ten-month period ended October 31, 1999. In the third quarter, SGI decided to phase out their Windows NT product to which our storage systems are attached. As a direct result, actual shipments to SGI in the third and fourth quarters were significantly below forecasts and, based on current business conditions, future sales to SGI are expected to be minimal.

         An economic downturn in any industry or geographical area targeted by us, or the loss of one or more customers, particularly a significant customer, could result in a material decrease in revenues, thereby adversely affecting our operating results.

Narrow market -- a decline in market acceptance of Unix Systems, Windows NT or changes in Sun Microsystems products or policies could materially adversely affect our business.

         Substantially all of our revenues to date have been concentrated in the UNIX and Windows NT marketplace. A large portion of our revenues are associated with versions of UNIX and Windows NT manufactured by Sun Microsystems, Inc. If Sun Microsystems were to change its policy of supporting open systems computing environments and if our products were thereby rendered incompatible with Sun Microsystems' products, our business, financial position and results of operations could be materially and adversely affected.

The price of our common stock has been, and may continue to be, volatile

         Our common stock has experienced in the past, and could experience in the future, substantial price volatility as a result of a number of factors, including:

         - quarter to quarter variations in the actual or our anticipated financial results;
         - announcements  by us, our competitors or our customers;
         - government regulations; and
         - developments in the industry.

         In addition, the stock market has experienced extreme price and volume fluctuations which have affected the market price of many technology companies in particular and which have at times been unrelated to the operating performance of the specific companies whose stock is traded. Broad market fluctuations and general economic conditions may adversely affect the market price of our common stock.

We may not have access to sufficient funding to support our operations

         We have expended and will continue to be required to expend substantial funds to continue research and development, and for other aspects of our business. Although we believe that we have access to resources sufficient to fund our operations for at least the next twelve months, we may need or elect to raise additional capital. Our capital requirements will depend on many factors, including:

       - the problems, delays, expenses and complications frequently encountered by technology companies;
       - the progress of our research, development and product testing programs;
       - the success of our sales and marketing programs;
       - costs in filing, prosecuting, defending and enforcing intellectual property rights;

       - the extent and terms of any collaborative research, manufacturing, marketing or other arrangements; and
       - changes in economic, regulatory or competitive conditions or our planned business.

Estimates about the adequacy of funding for our activities are based on certain assumptions, including the assumption that research, development and testing relating to our products under development can be conducted at projected costs and within projected time frames and that such products can be successfully marketed.

         To satisfy our capital requirements, we may seek to raise funds in the public or private capital markets. Our ability to raise additional funds in the public or private markets will be adversely affected if the results of our ongoing or future research and development programs are not favorable. We may seek additional funding through corporate collaborations and other financing vehicles. Such funding may not be available, or if available, it may not be available on acceptable terms. If adequate funds are not available, we may be required to curtail our operations significantly, or we may be required to obtain funds through arrangements with future collaborative partners or others that may require us to relinquish rights to some or all of our technologies or products under development. If we are successful in obtaining additional financing, the terms of the financing may have the effect of diluting or adversely affecting the holdings or the rights of the holders of our common stock.

Future acquisitions could adversely affect our stock price or disrupt our operations

         We may pursue acquisitions of complementary technologies, product lines or businesses. Future acquisitions could result in dilutive issuances of equity securities and the incurrence of additional debt and amortization expenses related to goodwill and intangible assets that could adversely affect our operating results. In addition, gross margins of acquired products, necessary product or technology development expenditures and other factors that may be involved in any such acquired business could result in dilution to our earnings. Acquisitions also may involve numerous other risks, including:

         - difficulties in the assimilation of the operations and products of the acquired business;
         - dependence on new products and processes;
         - the diversion of management's attention from other business concerns;
         - risks of entering markets in which we have no or limited direct prior experience; and
         - the potential loss of key employees of the acquired business and difficulties in attracting additional key employees necessary to absorb added management responsibilities.

         No assurance can be given as to the effect of any future acquisition on our business or operating results.

The Year 2000 issue could disrupt our business

         Many computer systems, software programs and other equipment with embedded chips or processors use only two digits rather than four to define the applicable year. As a result, they may be unable to process accurately certain data, during or after the year 2000. As a result, business and governmental entities are at risk for possible miscalculations or systems failures causing disruptions in their business operations. This is commonly known as the Year 2000 or Y2K issue. The Y2K issue concerns not only information systems used solely within a company, but also concerns third parties, such as customers, vendors and creditors, using information systems that may interact with or affect a company's operations.

         If needed remediations and conversions to the information systems are not made on a timely basis by our materially-significant customers or vendors, we could be affected by business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on our operations, liquidity or financial condition. Factors which could cause material differences in results, many of which are outside of our control, include, but are not limited to, the accuracy of representations by manufacturers of our information systems that their products are Y2K compliant, the ability of their companies' customers and vendors to identify and resolve their own Y2K issues, and our ability to respond to unforeseen Y2K complications.


         We have implemented a Y2K readiness program with the objective of having all of our significant information systems functioning properly with respect to Y2K before January 1, 2000. The first component of our readiness program was to identify the internal information systems that are susceptible to system failures or processing errors as a result of the Y2K issue. This effort is substantially complete and no significant issues requiring remediation or replacement have been identified.

         As to the second component of the Y2K readiness program, we have identified our significant customers, vendors and creditors that are believed, at this time, to be critical to business operations subsequent to January 1, 2000. Through the use of questionnaires, interviews and other available means, we have ascertained that we have no significant exposure to Y2K problems at this time. However the representations made to us by third parties may not be accurate or complete and there is a possibility that normal business operations could be disrupted.

         The third component of our Y2K readiness program was the evaluation of our existing products', and planned future products', Y2K functionality. All of the date dependent software which we have developed has been validated as being Y2K compliant using commercially acceptable methods, including: expanding year fields to four digits; windowing; and date encoding techniques. Our other products have been verified as Y2K compliant based on the absence of date dependencies in hardware, software and firmware code.

         The total cost of these Y2K compliance activities is not expected to exceed $50,000. The costs and time necessary to complete the Y2K modification and testing processes are based on our best estimates, which were derived utilizing numerous assumptions of future events including the continued availability of certain resources, third party modification plans and other factors. However, these estimates may not be achieved and actual results could differ from the estimates. Our Y2K readiness program is an ongoing process and the estimates of costs and completion dates for various components of the Y2K readiness program described above are subject to change.

         In mid-1997 Andataco, a wholly-owned subsidiary, formed an internal task force to evaluate those areas that may be affected by the Y2K problem and devised a plan to become Y2K compliant in a timely manner. The plan focuses on three major areas: mission critical business transaction systems; the products Andataco sells; and issues associated with business partners, including suppliers, customers and bankers. Andataco has completed its plan and anticipates no Y2K-related problems. Andataco still has to upgrade or replace certain non-Y2K compliant personal computer (PC) systems used by individuals for e-mail and personal productivity. All systems, including PCS, that are used for central business applications have been verified to be Y2K compliant. Because of the many uncertainties associated with Y2K compliance issues, and because Andataco's assessment is necessarily based on information from third-party vendors and suppliers, there is a possibility that Andataco's normal business operations could be disrupted.

         As of the date of this Prospectus, we have not experienced any material disruption in our business or operations as a result of Y2K issues, however, there is no assurance that we will not experience disruptions in the future.

                               RECENT DEVELOPMENTS

         In March 1999, we entered into an OEM agreement to supply high-performance RAID storage enclosures to SGI, a major server manufacturer. We began shipping products under SGI's initial purchase order in May 1999. The initial term of the arrangement was expected to be for three years. Between May and October 1999, sales to SGI totaled approximately $6,000,000, representing 18% of our sales for the ten-month period ended October 31, 1999. In the third quarter, SGI decided to phase out their Windows NT product to which our storage systems are attached. As a direct result, actual shipments to SGI in the third and fourth quarters were significantly below forecasts and, based on current business conditions, future sales to SGI are expected to be minimal.

         On June 8, 1999, we purchased 18,021,281 shares of the common stock of Andataco, representing approximately 76% of the total issued and outstanding capital stock of Andataco, from the Sykes Family Trust and the Sykes Children's Trust of 1993 for $5.1 million. The purchase price was paid in the form of two, 9.5% subordinated promissory notes. The principal balance of the notes is due on June 17, 2004 and interest is payable monthly.

         As part of the acquisition of Andataco, we also acquired from W. David Sykes, the President of Andataco, a promissory note in the original principal amount of $5,196,000 payable by Andataco to Sykes. The purchase price for the promissory note was: $500,000 in cash, $150,000 of which had been paid prior to the closing; 4,654 shares of our newly issued Series F convertible preferred stock which are convertible into an aggregate of 1,551,333 shares of our common stock based on a conversion price of $3.00 per share; and three-year warrants to purchase an additional 155,133 shares of our common stock for $3.30 per share.

         On July 16, 1999, as a result of a default by Andataco under the minimum tangible net worth covenant of its principal loan agreement, we purchased an additional 1,612,903 shares of Andataco common stock in exchange for a working capital investment of $500,000.

         On November 2, 1999, we acquired the remaining shares of Andataco common stock by merging Andataco with a wholly owned subsidiary which we organized for that purpose. In the merger, we issued approximately 924,000 shares of our common stock, with an aggregate value of $1,848,000, to the Andataco stockholders in exchange for the remaining shares of Andataco common stock

         On November 30, 1999, we entered into a definitive agreement with OneofUs Company Limited to acquire substantially all of the assets of OneofUs for $2,850,000 consisting of $250,000 cash and $2,600,000 worth of our common stock based on the market price of our stock at the time the transaction is closed. OneofUs is a Taiwan-based, privately-held designer of high performance Fibre Channel RAID controllers and storage solutions for open systems and the Storage Area Network market. The transaction is subject to our satisfactory completion of a due diligence review on OneofUs' assets and business.

         On January 10, 2000, we sold substantially all of the assets of Borg Adaptive Technologies, including the patented Adaptive RAID technology, to QLogic Acquisition Corporation, a wholly-owned subsidiary of QLogic Corporation, for $7.5 million cash. As part of the sale, we retained a perpetual license in and to the Adaptive RAID technology.

         On December 16, 1999, we agreed to issue 1,878,462 shares of our common stock to the selling stockholders in consideration for the cancellation of certain subordinated promissory notes in the aggregate principal amount of $5,550,000 issued by us to the selling stockholders which mature on September 5, 2001. The number of shares issued was based on the principal amount of the promissory notes and the closing price of the stock on the American Stock Exchange on December 16, 1999. In addition, we have agreed to pay the selling stockholders the difference between the principal amount of their promissory notes and the sum of (i) the proceeds from any sales of the stock within twenty
(20) days from the date of the effectiveness of this registration statement or some later date agreed to by the parties and (ii) the value of any stock which is not sold during that 20-day period based on the closing price of the stock on the American Stock Exchange on the last day of the 20-day period. The terms of the exchange are set forth in a Subscription Agreement between us and the selling stockholders a form of which is attached as Exhibit A.

         Effective January 17, 2000, Mr. Larry Hemmerich was appointed as our new President and Chief Executive Officer and as a director. He replaces Lawrence F. Steffann who resigned as President and director effective January 14, 2000. From 1992 to 1997, Mr. Hemmerich served as Executive Vice President of Data General and was responsible for the development and management of Data General's Clariion computer storage division. Most recently, Mr. Hemmerich served as General Manager of the Software and SAN Management Operation of HewlettPackard's Enterprise Storage Business Unit.

                              SELLING STOCKHOLDERS

         The following table sets forth certain information with regard to the beneficial ownership of common stock by the selling stockholders.

                                                                   Percentage of
                      Shares of      Shares of         Shares of    Common Stock
                     Common Stock   Common Stock      Common Stock  Owned After
Selling Stockholder     Owned      Offered Hereby      Retained     the Offering
-------------------  ------------  --------------     ------------ -------------
H. Irwin Levy(1)     7,342,664(2)    169,231(3)        7,173,433       23.56%

MLL Corp.              335,897       169,231(4)          166,666          *

JOJO Corp.(5)           83,975        42,308(6)           41,667          *

N&S Corp.(7)            83,975        42,308(8)           41,667          *

Bernard Marden       4,379,487       338,462(9)        4,041,025       14.26%

Bernard Green(10)      400,948        84,615(11)         316,333        1.18%

Maurice Halperin     3,192,444       203,077(12)       2,989,367       10.21%

Herbert Gimelstob    2,609,487       626,154(13)       1,983,333        7.01%

Patricia Auld          605,288       101,538(14)         503,750        1.88%

James P. Marden        560,788       101,538(15)         459,250        1.71%
-----------
 *       Less than 1%

(1)      Mr. Levy is the Chairman of our Board of Directors.
(2) This amount does not include shares owned by MLL Corp., of which Mr. Levy is the principal stockholder. The shares held by MLL Corp. are separately reported.
(3) Represents shares issued to Mr. Levy in exchange for the cancellation of a subordinated promissory note issued by the Company to Mr. Levy in the aggregate principal amount of $500,000.
(4) Represents shares issued to MLL Corp. in exchange for the cancellation of a subordinated promissory note issued by the Company to MLL Corp. in the aggregate principal amount of $500,000.
(5) The principal stockholders of JOJO Corp. are the grandchildren of Irwin Levy and the children of Mark Levy, a director and former Vice President of the Company. Mr. Mark Levy is also an officer and director of JOJO Corp.
(6) Represents shares issued to JOJO Corp. in exchange for the cancellation of a subordinated promissory note issued by the Company to JOJO Corp. in the aggregate principal amount of $125,000.
(7) Two of Mr. Irwin Levy's grandchildren are the principal stockholders of N&S Corp.
(8) Represents shares issued to N&S Corp. in exchange for the cancellation of a subordinated promissory note issued by the Company to N&S Corp. in the aggregate principal amount of $125,000.
(9) Represents shares issued to Mr. Marden in exchange for the cancellation of a subordinated promissory note issued by the Company to Mr. Marden in the aggregate principal amount of $1,000,000.
(10)     Mr. Green is a director of the Company.
(11) Represents shares issued to Mr. Green in exchange for the cancellation of a subordinated promissory note issued by the Company to Mr. Green in the aggregate principal amount of $250,000.

(12) Represents shares issued to Mr. Halperin in exchange for the cancellation of a subordinated promissory note issued by the Company to Mr. Halperin in the aggregate principal amount of $600,000.
(13) Represents shares issued to Mr. Gimelstob in exchange for the cancellation of two (2) subordinated promissory notes issued by the Company to Mr. Gimelstob in the aggregate principal amount of $1,850,000.
(14) Represents shares issued to Ms. Auld in exchange for the cancellation of a subordinated promissory note issued by the Company to Ms. Auld in the aggregate principal amount of $300,000.
(15) Represents shares issued to Mr. Marden in exchange for the cancellation of a subordinated promissory note issued by the Company to Mr. Marden in the aggregate principal amount of $300,000.



                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the shares by the selling stockholders.

                              PLAN OF DISTRIBUTION

         We are registering this offering of shares on behalf of the selling stockholders, and we will pay all costs, expenses and fees related to such registration, including all registration and filing fees, printing expenses, fees and disbursements of our counsel, blue sky fees and expenses and the expenses of any special audits or "cold comfort" letters. The selling stockholders will pay all selling expenses, including all underwriting discounts and selling commissions, all fees and disbursements of their counsel and all "road show" and other marketing expenses we incur or any marketing expenses incurred by underwriters which are not otherwise paid by such underwriters.

         The selling stockholders may sell their shares from time to time in one or more transactions on AMEX or in private, negotiated transactions. The selling stockholders will determine the prices at which they sell those shares. Such transactions may or may not involve brokers or dealers.

         If the selling stockholders use a broker-dealer to complete their sale of the shares, such broker-dealer may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or from you, as purchaser (which compensation might exceed customary commissions).

         We have agreed to indemnify the selling stockholders, and the selling stockholders have agreed to indemnify us, against certain liabilities arising under the Securities Act of 1933. The selling stockholders may indemnify any agent, dealer or broker-dealer that participates in sales of shares against similar liabilities.

                                  LEGAL MATTERS

         The validity of the issuance of the shares being offered hereby will be passed upon for us by Akerman, Senterfitt & Eidson, P.A., Ft. Lauderdale, Florida 33301.

                                     EXPERTS

     Our annual consolidated financial statements incorporated by reference in this Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.      Other Expenses of Issuance and Distribution.



SEC registration fee                                             $   1,673.71
Amex listing fee                                                    17,500.00
Legal fees and expenses                                             15,000.00
Accountants' fees                                                   10,000.00
Miscellaneous                                                        3,000.00
                                                                 ------------
                                                          Total  $  47,173.71
                                                                 ============
Item 15.      Indemnification of Directors and Officers.

         The Company, a Delaware corporation, has included in its Restated Certificate of Incorporation and Bylaws provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty, provided that such provision does not eliminate liability for breaches of the duty of loyalty, acts or omissions not in good faith or which involves intentional misconduct or a knowing violation of law, violations under
Section 174 of the Delaware General Corporation Law or for any transaction from which the director derived an improper personal benefit and (ii) indemnify its directors and officers to the fullest extent permitted by the Delaware corporation law. The Company believes that these provisions are necessary to attract and retain qualified persons as directors and officers.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the Company, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16.      Exhibits.

         The exhibits filed as part of this Registration Statement are as follows:

Exhibit
Number            Description

2.1 Form of Subscription Agreement by and among the Registrant and the selling stockholders(1)

3.1  Restated Certificate of Incorporation of the Registrant, as amended(1)

3.2  Restated Bylaws of the Registrant(2)

5.1  Opinion of Akerman, Senterfitt & Eidson, P.A.(1)

23.1 Consent of BDO Seidman, LLP(1)

23.3 Consent of Akerman, Senterfitt & Eidson, P.A.(included in opinion filed as
        Exhibit 5.1)

24.1 Power of Attorney (included on signature page to this Registration
        Statement)
------------
(1)  Filed herewith.
(2) Incorporated by reference to the Registrant's Form 10-K for the fiscal year ended October 31, 1996.

Item 17.          Undertakings

         (a)      The undersigned Registrant hereby undertakes:

                  1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i)      to include any prospectus required
                                    by Section 10(a)(3) of the Securities Act of 1933, as amended;

                           (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                           (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                           Provided,  however,  that  paragraphs  (a)(1)(i)  and
                           (a)(1)(ii)  of  this  section  do  not  apply  if the
                           information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to
                           Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the Registration Statement.

                  2. That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  4. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                    5. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant, nStor Technologies, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of West Palm Beach, State of Florida, on the 18th day of January, 2000.

                            nSTOR TECHNOLOGIES, INC.

                            By: /s/ Jack Jaiven
                             ___________________________
                             Jack Jaiven, Vice President
                               and Treasurer


         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints H. Irwin Levy and Jack Jaiven and each of them, his true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the
Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorneys-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in their capacities set forth below.

Signature                    Title                                   Date
---------                    -----                                   ----

/s/ H. Irwin Levy      Chairman of the Board of Directors      January 18, 2000
____________________
H. Irwin Levy

/s/ Larry Hemmerich    President, Chief Executive Officer      January 18, 2000
____________________   (Principal Executive Officer) and
Larry Hemmerich        Director

/s/ Jack Jaiven        Vice President and Treasurer            January 18, 2000
____________________   (Principal Financial and Accounting
Jack Jaiven             Officer)

/s/ Mark F. Levy       Director                                January 18, 2000
____________________
Mark F. Levy

/s/ Michael L. Wise    Director                                January 18, 2000
____________________
Michael L. Wise

/s/ Bernard R. Green   Director                                January 18, 2000
____________________
Bernard R. Green

                                  EXHIBIT INDEX

Exhibit
Number            Description

2.1               Form of Subscription Agreement by and among the Registrant and the selling stockholders

3.1               Restated Certificate of Incorporation of the Registrant,
                     as amended

5.1               Opinion of Akerman, Senterfitt & Eidson, P.A.

23.1              Consent of BDO Seidman, LLP